As filed with the Securities and Exchange Commission on September 26, 2023

Registration No. 333-235692

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to FORM S-8 Registration No. 333-235692

UNDER

THE SECURITIES ACT OF 1933

LIMINAL BIOSCIENCES INC.

(Exact name of registrant as specified in its charter)

Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

440 Armand-Frappier Boulevard,

Suite 300

Laval, Quebec

H7V 4B4

Tel: +1 450 781 0115

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Omnibus Incentive Plan

Amended and Restated Stock Option Plan

Restricted Share Unit Plan

(Full title of the plans)

Bruce Pritchard

Chief Executive Officer

Liminal BioSciences Inc.

440 Armand-Frappier Boulevard,

Suite 300

Laval, Quebec

H7V 4B4

(Name and address of agent for service)

Tel: +1 450 781 0115

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Liminal BioSciences Inc., a corporation existing under the laws of Canada (the “Company”), relates to the following Registration Statement on Form S-8 (“Registration Statement”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration Statement No. 333-235692 filed by the Company with the Securities and Exchange Commission (the “SEC”) on December 23, 2019, registering (i) 7,852 common shares, without par value, of the Company (“Common Shares”) relating to the Company’s Amended and Restated Stock Option Plan, (ii) 17,565 Common Shares relating to the Company’s Restricted Share Unit Plan, and (iii) 3,749,714 Common Shares relating to the Company’s Omnibus Incentive Plan.

The Company entered into that certain Plan of Arrangement, dated as of July 11, 2023, by and among the Company and Structured Alpha LP, a limited partnership existing under the laws of the Cayman Islands (“SALP”), pursuant to which SALP acquired directly or indirectly all of the issued and outstanding Common Shares of the Company not previously owned by SALP or its affiliates and associates at a price of US$8.50 per Common Share, payable in cash and the Company became a wholly-owned subsidiary of SALP (the “Arrangement”). The Arrangement was completed on September 26, 2023.

As a result of the Arrangement, the offerings contemplated by the Registration Statement have been terminated as of the date hereof. In accordance with the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Laval, Quebec, on September 26, 2023.

LIMINAL BIOSCIENCES INC.

By:	/s/ Bruce Pritchard
	Name:	Bruce Pritchard
	Title:	Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act, as amended.